Exhibit 23.5

November 1, 2004

Watchdata Technologies Ltd.

No. 2 Wanhong West Street, Capital Airport Road

Chaoyang District, Beijing 100015

People’s Republic of China

RE:	Consent of IMS Research

We understand that Watchdata Technologies Ltd. plans to file a registration statement on Form F-l (“Registration Statement”) with the U.S. Securities and Exchange Commission. We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to the use therein of our name and certain data (the “Market Data”) sourced from our report entitled “The Chinese Market for Smart Cards (2003 Edition)” published by IMS Research in September 2003 (as updated on April 28, 2004 with respect to mobile telecommunications smart card data). Exhibit A hereto lists all of the sentences in the Registration Statement that make reference to the Market Data.

IMS RESEARCH			Nov 1st 2004,

By:	/s/ Derrick. Robinson
	Name:	Derrick. Robinson
	Title:	Senior Research Analyst

Exhibit A

What follows is a complete list of all sentences in the Registration Statement that make reference to the Market Data:

•	In order to derive our market share in China’s non-telecommunication sector, we divided our own shipment data in 2003 contained in our internal records by the total market shipment forecast for all non-telecommunication sectors in 2003 of 26.9 million units derived from a report entitled “The Chinese Market for Smart Cards (2003 Edition)” published by IMS Research in September 2003 (as updated on April 28, 2004 with respect to mobile telecommunications smart card data, the “IMS Report”).

•	According to the IMS Report, the market for smart cards in China is forecast to grow from an estimated 264.5 million units in 2003 to an estimated 470.2 million units in 2008.

•	Shipments of mobile telecommunications microprocessor cards reached 237.6 million units in 2003, a substantial increase from 102.7 million units shipped in 2002, according to the IMS Report.

•	China is the largest SIM card market in the world today, accounting for approximately 35.5% of the global SIM card market in 2003, calculated based on shipment data from Eurosmart and the IMS Report.

•	In China, an estimated 26.9 million microprocessor cards were sold to government and enterprise sectors in 2003, according to the IMS Report.

•	In order to derive our market share in China’s mobile telecommunications sector, we divided our own shipment data in 2003 contained in our internal records by the total mobile telecommunications shipment data of 237.6 million in 2003 as contained in the IMS Report.

•	In order to derive our market share in China’s non-telecommunication sector, we divided our own shipment data in 2003 contained in our internal records by the total market shipment forecast for all non-telecommunication sectors in 2003 of 26.9 million units derived from the IMS Report.

•	In order to derive our market share in China’s mobile telecommunications sector, we divided our own shipment data in 2003 contained in our internal records by the total mobile telecommunications shipment data of 237.6 million in 2003 as contained in the IMS Report.

•	In order to derive our market share in China’s non-telecommunication sector, we divided our own shipment data in 2003 contained in our internal records by the total market shipment forecast for all non-telecommunication sectors in 2003 of 26.9 million units derived from the IMS Report.

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